Exhibit 99.16

RECENT DEVELOPMENTS

New Budget 2013 Documents

The Estimates and Supplement to the Estimates for the Province’s 2013/14 fiscal year (containing the Province’s detailed spending plans for that year) were presented to the Legislative Assembly of British Columbia on February 19, 2013 as part of the 2013 Provincial Budget.  They appear as exhibits 99.10 and 99.11 to the Province’s annual report on Form 18-K relating to the fiscal year ended March 31, 2012, added by way of a Form 18-K/A amendment filed on March 4, 2013 as Amendment No. 4.  Those Estimates had not received approval by the Legislative Assembly prior to its adjournment on March 14, 2013 in advance of the Provincial general election held on May 14, 2013.

The results of the general election held on May 14, 2013 were that the Provincial Liberal Party retained a majority of the seats in the Legislative Assembly and continues to form the government under the leadership of Premier Christy Clark.  [Premier Clark was not, however, successful in winning her own seat in the general election and is currently running in a by-election to be held on July 10, 2013].

As required by the British Columbia Budget Transparency and Accountability Act, new Estimates, along with a new Budget and Fiscal Plan and Supplement to the Estimates were presented to the Legislative Assembly on [June 27, 2013].  Those documents appear as Exhibits 99.13, 99.14 and 99.15 to the Province’s annual report on Form 18-K relating to the fiscal year ended March 31, 2012, added by way of this Form 18-K/A amendment designated Amendment No. 5.